As filed with the Securities and Exchange Commission on October 22, 2026

Registration No. 333-285728
Registration No. 333-286070

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-285728
Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-286070

FORM S-1
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 DEVVSTREAM LEGACY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-2433757
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2108 N St., Suite 4254
Sacramento, California 95816

(Address of Principal Executive Offices, including Zip Code)

Christopher Cooper
Chief Executive Officer
DevvStream Legacy Corp.
2108 N St., Suite 4254
Sacramento, California 95816

(346) 630-4724
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Julio C. Esquivel, Esq.
Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard
Suite 2800
Tampa, Florida 33602
Telephone: (813) 229-7600
Facsimile: (813) 229-1660

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) (i) relate to the following Registration Statements on Form S-1 (each, a “Registration Statement”, and collectively, the “Registration Statements”) of DevvStream Legacy Corp., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) and (ii) are being filed to deregister all shares of the Registrant’s common shares, no par value (the “Shares”) that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement.

1.
Registration Statement No. 333-285728, registering the resale of up to 114,968,270 common shares (pre-split) held by the selling stockholder, which was filed with the Securities and Exchange Commission (“SEC”) on March 12, 2025 and amended on November 10, 2025.

2.
Registration Statement No. 333-286070, registering the resale of up to 27,133,026 common shares (pre-split) held by the selling stockholders, which was filed with the SEC on March 25, 2025 and amended on June 13, 2025, June 27, 2025, July 1, 2025, July 2, 2025 and November 10, 2025.

On April 13, 2026, the Registrant (f/k/a DevvStream Corp.) entered into a Business Combination Agreement with XCF Global, Inc., a Delaware corporation (“XCF”), Southern Energy Renewables Inc., Southern Merger Sub Inc. and DevvStream Merger Sub, which was amended on September 14, 2026 (as amended, the “BCA”). On October 16, 2026, under the BCA, DevvStream Merger Sub merged with and into the Registrant, and the Registrant survived as a wholly owned subsidiary of XCF (the “Merger”). In the Merger, each Share was converted into the right to receive 1.1919 shares of XCF common stock (“XCF Common Stock”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for resale that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements. As a result of this deregistration and upon the effectiveness of these Post-Effective Amendments, no Shares will remain registered pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on October 22, 2026.

DEVVSTREAM LEGACY CORP.

By: /s/ Christopher Cooper
Name: Christopher Cooper
Title: Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.